EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made this 16th day of January 2007 between Center Financial Corporation (“Center Financial”), a California Corporation; Center Bank (the “Bank”), a California banking corporation (collectively referred to as the “Company” unless the context otherwise requires); both having their principal place of business at 3435 Wilshire Boulevard, California 90010; and Jae Whan Yoo (“Executive”), whose residence address is [intentionally omitted].

W I T N E S S E T H

WHEREAS, the Company desires to avail itself of the skill, knowledge and experience of Executive in order to insure the successful management of its business;

WHEREAS, the parties hereto desire to specify the terms controlling Executive’s employment by the Company;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, it is agreed that from and after January 16, 2007 (the “Effective Date”), the following terms and conditions shall apply to Executive’s said employment:

A. TERM OF EMPLOYMENT

The Company hereby employs Executive and Executive hereby accepts employment with the Company for the period of three (3) years (the “Term”) commencing with the Effective Date, subject, however, to prior termination of this Agreement as hereinafter provided. Where used herein, “Term” shall refer to the entire period of employment of Executive by the Company hereunder, whether for the period provided above, or whether terminated earlier as hereinafter provided.

B. DUTIES OF EXECUTIVE

1. Duties. Executive shall perform the duties of President and Chief Executive Officer of Center Financial and the Bank, subject to the powers by law vested in the Boards of Directors of Center Financial and the Bank and in Center Financial’s shareholders. Executive shall also serve as a member of the Boards of Directors of both Center Financial and the Bank throughout the Term. During the Term, Executive shall perform exclusively the services herein contemplated to be performed by Executive faithfully, diligently and to the best of Executive’s ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and the Articles of Incorporation, Bylaws and internal written policies of Center Financial and/or the Bank.

2. Conflicts of Interest. Except as permitted by the prior written consent of the Company’s Board of Directors, Executive shall devote Executive’s entire productive time, ability and attention to the business of the Company during the Term and Executive shall not directly or indirectly render any services of a business, commercial or professional nature, to any other person, firm or corporation, whether for compensation or otherwise, which are in conflict with the Company’s interests. Notwithstanding the foregoing, Executive may make investments of a passive nature in any business or venture, provided that the amount of such investment does not exceed one percent (1%) of the issued and outstanding shares or one percent (1%) of the equity interest in such business or venture.

C. COMPENSATION

1. Salary. For Executive’s services hereunder, the Company shall pay or cause to be paid as annual base salary to Executive the sum of Two Hundred Fifty Thousand Dollars ($250,000) for the first year of the Term, with annual increases thereafter based on the Consumer Price Index of the Bureau of Labor Statistics of the Department of Labor for all urban consumers of the Los Angeles metropolitan area, but in no event to exceed seven percent (7%) per year. Said salary shall be payable in equal installments in conformity with the Company’s normal payroll period.

2. Incentive Bonuses. Executive shall receive an incentive annual bonus equal to four percent (4%) of the amount of the Company’s pre-tax earnings for that year which exceed the Company’s pre-tax earnings for the previous year; provided, however, that in no event shall such bonus be less than $40,000 nor more than 75% of the amount of Executive’s annual base salary. For purposes of this section, “pre-tax earnings” shall be defined to mean net earnings of the Company before taxes (calculated in accordance with generally accepted accounting principles (“GAAP”), after all expenses and revenues have been paid, including but not limited to provisions or allocations for possible loan losses, and shall exclude gains and losses on the sale of securities and any other extraordinary income or losses). No payments shall be made pursuant to this section until the Company’s financial statements for the year in question have been audited by the Company’s independent registered public accountants.

D. EXECUTIVE BENEFITS

1. Vacation. Executive shall be entitled to three (3) weeks vacation during each year of the Term; provided, however, that for each year of the Term, Executive is required to and shall take at least two (2) weeks of said vacation (the “Mandatory Vacation”), which shall be taken consecutively. Accrual of any unused vacation shall be determined in accordance with the Company’s Personnel Policy as in effect from time to time and shall be subject to any limitations set forth therein.

2. Group Medical and Life Insurance Benefits. The Company shall provide for Executive and his dependents, at the Company’s expense, group health and other insurance benefits in accordance with the Company’s Personnel Policy as in effect from time to time. Said coverage shall be in existence or shall take effect as of the Effective Date hereof and shall continue throughout the Term. Provision of the insurance is subject to Executive’s passing the necessary physical examinations for qualification, if required, and to applicable waiting periods imposed by the Company’s insurance carrier, if any.

3. Automobile. The Company shall provide Executive, for Executive’s sole use, a suitable full-sized automobile, the make of which shall be determined by mutual agreement. The Company shall pay all operating expenses with regard to such automobile, provided Executive furnishes to the Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such payments as deductible business expenses of the Company and not as deductible compensation to Executive. The Company shall also procure and maintain in force an automobile liability insurance policy on such automobile, containing all reasonable and necessary coverage.

4. Stock Options. The Company agrees to grant to Executive, effective February 14, 2007 (or as soon thereafter as is permissible consistent with the Company’s Insider Trading Policy), stock options to purchase up to 100,000 shares of Center Financial’s authorized but unissued Common Stock, at the fair market value of the stock on the date of grant, on such further terms and conditions as shall be contained in Stock Option Agreements to be entered into by and between Center Financial and Executive pursuant to the terms of Center Financial’s 2006 Stock Incentive Plan. Such options shall be for a term of ten (10) years and shall vest at the rate of one-third per year over the first three years of the option term, with the first installment to vest one year from the date of grant. The Company agrees that such options will be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”), as amended, to the maximum extent allowed by law.

5. Club Memberships. The Company agrees to pay Executive’s membership dues in the Mountaingate Country Club, of which Executive is currently a member. In addition, Executive shall be provided with membership(s) in such other club(s) as may be approved by the Board of Directors. The Company agrees to pay all expenses reasonable and necessary in connection with the maintenance and utilization of said memberships for business related purposes by Executive throughout the Term.

E. REIMBURSEMENT FOR BUSINESS EXPENSES

Executive shall be entitled to reimbursement by the Company for any ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties and in acting for the Company during the Term, which types of expenditures shall be determined by the Board of Directors, provided that:

(a) Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Company as a business expense and not as deductible compensation to Executive; and

(b) Executive furnishes to the Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of the Company and not as deductible compensation to Executive.

F. TERMINATION

1. Termination for Cause. The Company may terminate this Agreement at any time by action of the Board of Directors, if Executive (i) engages in illegal activity which materially adversely affects the Company’s reputation in the community or which evidences the lack of Executive’s fitness or ability to perform Executive’s duty as determined by the Board of Directors in good faith; (ii) Executive has committed any illegal or dishonest act which would cause termination of coverage under the Company’s Bankers’ Blanket Bond as to Executive, as distinguished from termination of coverage as to the Company as a whole; (iii) Executive materially fails to perform, or habitually neglects, Executive’s duties or commits a material act of malfeasance or misfeasance in connection therewith; (iv) Executive engages in the falsification of reports or material, intentional misrepresentation or omission of information supplied to the Company or to regulatory agencies; or (v) an action is commenced by any bank regulatory agency having jurisdiction, to remove or suspend Executive from office, or a cease and desist order under 12 U.S.C. 1818(b) or any similar Federal or state statute is issued against Executive or the Company which calls for Executive’s suspension or removal from office. In the event the Company terminates this Agreement for cause as provided herein, Executive shall not be eligible for any severance benefits otherwise contemplated by this Agreement. Such termination shall not prejudice any remedy which the Company may have at law, in equity, or under this Agreement.

2. Death or Disability. In the event of Executive’s death or if Executive is found to be physically or mentally disabled (as hereinafter defined) by the Board of Directors in good faith, this Agreement shall terminate without any further liability or obligation by the Company to Executive.

For purposes of this Agreement only, physical or mental disability shall be defined as Executive being unable to fully perform under this Agreement for a continuous period of ninety (90) days or a cumulative period of one-hundred eighty (180) days in any calendar year, provided Executive has exhausted any leave time made available to him under applicable disability laws. If there should be a dispute between the Company and Executive as to Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then by a physician or psychiatrist designated by the Los Angeles County Medical Association. The certification of such physician or psychiatrist as to the question in dispute shall be final and binding upon the parties hereto.

3. Action by Supervisory Authority. If the Bank is closed by or taken over by the California Department of Financial Institutions or other supervisory authority, including the Federal Deposit Insurance Corporation, such bank supervisory authority may immediately terminate this Agreement without further liability or obligation by the Company to Executive.

4. Change in Control. In the event of: (i) the acquisition of more than fifty percent (50%) of the value or voting power of the Bank’s or Center Financial’s stock by a person or group; (ii) the acquisition in a period of twelve (12) months or less of at least thirty-five percent (35%) of the Bank’s or Center Financial’s stock by a person or group; (iii) the replacement of a majority of the Bank’s or Center Financial’s board of directors in a period of twelve (12) months or less by directors who were not endorsed by a majority of the current board members; or (iv) the acquisition in a period of twelve (12) months or less of forty percent (40%) or more of the Bank’s or Center Financial’s assets by an unrelated entity (collectively, a “change in control”), this Agreement shall not be terminated, and the surviving entity shall be bound by all of the provisions of the Agreement. If following such “change in control,” Executive’s employment is terminated by the Company or its successor entity, or Executive voluntarily terminates his employment for a period of one (1) year following the effective date of the change in control, Executive shall be entitled to receive the amount specified in Paragraph F.5 herein regarding termination without cause, upon the delivery to the Company by the Executive of a waiver and release in substantially the form of Exhibit “A” to this Agreement, and Executive’s compliance with the terms thereof.

Notwithstanding the preceding paragraph, if the Bank or Center Financial is not the surviving entity in any transaction contemplated above and said transaction is in any manner the result of any suggestion or order of the Department of Financial Institutions, the Federal Reserve Board or the FDIC, then, in such event, this Agreement shall terminate immediately upon the consummation of such transaction and Executive agrees that all rights, duties and obligations and benefits herein conferred shall thereupon terminate and that Executive shall be entitled to no further compensation or benefits from the Company other than as required by applicable law. In addition, the Company shall not be required to make any payments under this paragraph which may be prohibited by law.

If Executive is considered a “specified employee” (as defined by Section 409A of the Code and regulations promulgated thereunder) at the time of any voluntary termination of employment pursuant to this Paragraph F.4, then any payment made upon such termination may not commence earlier than six (6) months after the date of such termination. In such event, any payments which would otherwise be made to Executive within the first six (6) months following Executive’s termination of employment under this Paragraph F.4 shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such termination. All subsequent distributions shall be paid in the manner specified.

5. Termination Without Cause. Notwithstanding anything to the contrary contained herein, it is agreed by the parties hereto that the Company may at any time and for any reason terminate this Agreement and Executive’s employment by the Company by action of the Board of Directors. Such termination shall be effective immediately upon the giving of notice to Executive from the Company, and all benefits provided by the Company hereunder to Executive shall thereupon cease, except as provided in this Paragraph. In the event of such termination, upon the delivery to the Company by the Executive of a waiver and release in substantially the form of Exhibit “A” to this Agreement, and Executive’s compliance with the terms thereof, Executive shall continue to be paid Executive’s salary at the rate in effect as of the date of termination, for the lesser of the remainder of the Term or a period of twelve (12) months. In addition, Executive shall be entitled to the pro rata portion of any bonus earned for the partial year served until the date of termination, to be paid as soon as practicable after completion of the audit of the Company’s financial statements for that year. Such action shall not be construed as a breach of this Agreement, and upon payment of the benefits stated above, the Company shall have no further liability or obligation to Executive, except as specified in Paragraph F.7 herein.

6. Golden Parachute Limitation. Severance compensation under Paragraph F. 4 or F.5 hereof will be reduced as provided below to avoid the penalties imposed on “parachute payments” under the Code.

(a) If the present value of all Executive’s severance compensation provided by the Company under Paragraph F.4 or F.5 hereof and outside this Agreement is high enough to cause any such payment to be a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then one or more of such payments will be reduced by the minimum amount required to prevent the severance compensation under this Agreement from being a “parachute payment.”

(b) Executive may direct the Company regarding the order of reducing severance compensation and other payments from the Company to comply with this Paragraph F.6.

7. Effect of Termination. In the event of the termination of this Agreement for any reason, Executive shall be entitled to the salary earned by Executive prior to the date of termination as provided for in this Agreement computed pro rata up to and including that date; but Executive shall be entitled to no further compensation after the date of termination, except as provided in Paragraph F.4 and F.5 above. Executive further agrees that in the event of termination for any reason, he shall resign from the Boards of Directors of Center Financial and the Bank on the effective date of the termination of this Agreement. Notwithstanding the foregoing, however, in the event this Agreement is terminated due to non-renewal, Executive shall be entitled to his bonus earned for the 2009 fiscal year, to be paid as soon as practicable after completion of the audit of the Company’s financial statements for that year.

G. GENERAL PROVISIONS

1. Trade Secrets. During the Term, Executive will have access to and will become acquainted with what Executive and the Company acknowledge are trade secrets, to wit, knowledge or data concerning the Company, including its operations and methods of doing business, and the identity of customers of the Company, including knowledge of their financial condition and their financial needs. Executive shall execute a Confidentiality Agreement in substantially the form of the Confidentiality Agreement attached hereto as Exhibit “B” concurrently with Executive’s execution of this Agreement. Executive acknowledges that a breach of the Confidentiality Agreement shall constitute a material breach of this Agreement as defined in Paragraph F.1 herein.

2. Indemnification. To the extent permitted by law, applicable statutes and the Bylaws or resolutions of the Bank and Center Financial as in effect from time to time, the Company shall indemnify Executive against liability or loss arising out of Executive’s actual or asserted misfeasance or non-feasance in the performance of Executive’s duties or out of any actual or asserted wrongful act against, or by, the Company including but not limited to judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom. However, the Company shall have no duty to indemnify Executive with respect to any claim, issue or matter as to which Executive has been adjudged to be liable to the Company in the performance of his duties, unless and only to the extent that the court or arbitrator in which or in front of which such action was brought shall determine upon application that, in view of all of the circumstances of the case, Executive is fairly and reasonably entitled to indemnification for the expenses which such court or arbitrator shall determine. The Company shall endeavor to keep in force Directors and Officers Liability Insurance to indemnify and insure the Company and Executive from and against the aforesaid liabilities. The provisions of this paragraph shall apply to the estate, executor, administrator, heirs, legatees or devisees of Executive.

3. Return of Documents. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive during the Term are solely the property of the Company, and that Executive has no right, title or interest therein. Upon termination of this Agreement, Executive or Executive’s representative shall promptly deliver possession of all of said property to the Company in good condition.

4. Arbitration. Any claim or controversy between the parties which the parties are unable to resolve themselves, including any claim arising out of Executive’s employment or the termination of that employment, and including any claim arising out of, connected with, or related to the formation, interpretation, performance or breach of any provision of this Agreement, and any claim or dispute as to whether a claim is subject to arbitration, shall be submitted to and resolved exclusively by final and binding arbitration pursuant to the terms of a Mutual Agreement to Arbitrate Claims which Executive and Company shall execute concurrently herewith and which is attached hereto as Exhibit “C.”

5. Notices. All notices, demands or other communications hereunder shall be in writing and shall be delivered in person (professional courier acceptable); or by United States mail, certified or registered, postage prepaid, with return receipt requested; or by facsimile transmission; or otherwise actually delivered, to the addresses for the parties appearing at the inception of this Agreement. The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Paragraph G.5. Any notice, demand or other communication given pursuant to this Agreement shall be deemed to have been given on the date actually delivered, if delivered in person, three days following the date mailed, if delivered by U.S. mail, or upon written confirmation of transmission, if delivered by facsimile.

6. Review by Counsel. Executive represents and warrants to the Company that he has had this Agreement reviewed by independent legal counsel of his choice, or if he has not, that he has had the opportunity to do so, and hereby waives any claim, objection or defense on the grounds that this Agreement has not been reviewed by legal counsel of his choice.

7. California Law. The laws of the State of California and, where applicable, the rules and regulations of the California Department of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other regulatory agency or governmental authority having jurisdiction over Center Financial or the Bank, shall govern the validity, interpretation, construction and effect of Agreement.

8. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

9. Invalid Provisions. Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

10. Entire Agreement. This Agreement contains the entire agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company, with the exception of the salary continuation and stock option agreements referred to herein. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by the Company, the Bank and Executive.

11. Receipt of Agreement. Each of the parties hereto acknowledges that he has read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes, and is a duplicate original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CENTER FINANCIAL CORPORATION

Dated: January 29, 2007	By:	/s/ Peter Y. S. Kim
Peter Y. S. Kim Chairman of the Board

CENTER BANK

Dated: January 29, 2007	By:	/s/ Peter Y. S. Kim
Peter Y. S. Kim Chairman of the Board

Dated: January 29, 2007		/s/ Jae Whan Yoo
Jae Whan Yoo

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (the “Waiver Agreement”) is entered into by and between Center Financial Corporation and Center Bank, and any subsidiaries, affiliates and successors-in-interest (collectively, the “Company”); and Jae Whan Yoo (“Executive”).

RECITALS

A. Executive and the Company previously entered into an Employment Agreement effective January 16, 2007 (the “Employment Agreement”).

B. A condition precedent to certain of the Company’s obligations under Paragraphs F.4 and F.5 of the Employment Agreement is the execution of this Waiver Agreement and compliance with its conditions.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree and covenant as follows:

RELEASE

Executive does hereby release and forever discharge the Company and its past and present officers, directors, agents, servants, employees and attorneys, from any and all claims, debts, accounts reckonings, obligations, costs, and causes of action, of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, including but not limited to any claims arising out of the Employment Agreement or the termination of same, that Executive now owns or holds, or at any time heretofore had, owned, or held, or could, shall or may own or hold to the date hereof.

Executive acknowledges and agrees that the release set forth in this paragraph includes, without limiting its general nature, any such claims which arise out of or are related to his employment or the ending of that employment, including, for example, any and all claims arising out of the Employment Agreement and/or the termination of same; any and all claims for wrongful termination (in violation of any public policy or otherwise), and any and all claims for discrimination and/or violation of any statutes, rules, regulations or ordinances, whether federal, state or local, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, age claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefits Protection Act of 1990, the Employee Retirement Income Security Act of 1974, as amended, the California Fair Employment and Housing Act, the California Labor Code, the Wage Orders, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Racketeer Influenced and Corrupt Organizations Act, the Financial Reform Recovery and Enforcement Act of 1989, and/or Section 1981 of Title 42 of the United State Code.

Executive further acknowledges that he is familiar with the provisions of California Civil Code Section 1542 and expressly waives and relinquishes any and all rights or benefits Executive may have under said Section 1542, to the full extent permitted by law. Said Section states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Exhibit “A”

REPRESENTATIONS OF EXECUTIVE

Executive represents and agrees that, prior to the execution of this Waiver Agreement, Executive has had the opportunity to discuss the terms of this Waiver Agreement with legal counsel of Executive’s choosing.

Executive affirms that no promise or inducement was made to cause Executive to enter into this Waiver Agreement other than the inducements provided in the Employment Agreement. Executive further confirms that Executive has not relied upon any other statement or representation by anyone other than what is in this Waiver Agreement as a basis for Executive’s agreement to enter into it.

MISCELLANEOUS

Except for the Employment Agreement and any other employee benefit plans expressly referred to in the Employment Agreement as continuing following Executive’s termination of employment with the Company, this Waiver Agreement sets forth the entire agreement between Executive and the Company, and shall be binding on both party’s heirs, representatives and successors. This Waiver Agreement shall be construed under the laws of the State of California, both procedurally and substantively. If any portion of this Waiver Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining paragraphs or subparagraphs of this Waiver Agreement.

Executive acknowledges that he has been advised that he has twenty-one (21) days to consider this Waiver Agreement, and that he was informed that he has the right to consult with counsel regarding this Waiver Agreement. To the extent Executive has taken less than twenty-one (21) days to consider this Waiver Agreement, Executive acknowledges that he has had sufficient time to consider the Waiver Agreement and to consult with counsel, and that he does not desire additional time.

Executive further acknowledges that he has been advised that this Waiver Agreement is revocable by Executive for a period of seven (7) days following Executive’s execution of this Waiver Agreement. The revocation by Executive of this Waiver Agreement must be in writing, must specifically revoke this Waiver Agreement and must be received by the Company prior to the eighth (8th) day following the execution of this Waiver Agreement by Executive. This Waiver Agreement becomes effective, enforceable and irrevocable on the eighth (8th) day following Executive’s execution of the Waiver Agreement. No payment will be made to the undersigned until such date.

A-2

The undersigned agree to the terms of this Waiver Agreement and voluntarily enters into it with the intent to be bound hereby.

CENTER FINANCIAL CORPORATION
Dated:

By:

Chairman of the Board

CENTER BANK

Dated:	By:

Chairman of the Board

Dated:
Jae Whan Yoo

I received a copy of this Waiver Agreement on , 200 .

Jae Whan Yoo

A-3

CONFIDENTIALITY AGREEMENT

As an employee of Center Bank and/or Center Financial Corporation (collectively the “Company”), I understand that the business in which the Company is engaged is highly competitive and that I will be given access to and become acquainted with Confidential Information (as defined below). I also understand that maintaining the confidentiality of all such information is critically important to the Company. Therefore, in consideration of my employment or continued employment with the Company, I agree as follows:

1. “Confidential Information” Defined. Confidential Information includes but is not limited to any and all information disclosed to or known by me as a consequence of my employment with the Company which is not generally known outside the Company about the Company’s business. Such information includes, without limitation, information about its Customers (as defined in Paragraph 2), Customer identities, Customer accounts, Customer information, Customer financial needs, Customer reports and Customer finances, the Company’s marketing and sales strategies and plans, financial and personal information about the Company personnel, finances, its operations, employees, accounting and audit practices, billing rates and methods, and any and all information entrusted to the Company in confidence by third parties, and any and all information defined as “Trade Secrets” under the Uniform Trade Secrets Act. Confidential Information may be contained in written materials, in verbal communications, in my unwritten knowledge and in the unwritten knowledge of other employees, and/or in any other tangible medium of expression. Confidential Information includes any such information which is obtained from the Company’s subsidiaries, affiliates and/or its Customers or employees.

2. “Customer” Defined. As used throughout this Confidentiality Agreement, “Customer” includes: (1) anyone who has been a Customer of the Company since I joined the Company or who becomes a Customer of the Company during the period of time during which I am employed by the Company, and (2) any prospective Customer to whom the Company has made a proposal (or similar offering of services) within a period of six (6) months prior to the termination of my employment at the Company.

3. No Disclosure. I agree to hold in strictest confidence and not to disclose to any business, firm, entity or person, either directly or indirectly, any and all Confidential Information as defined in Paragraph 1. I agree that all such Confidential Information is trade secret and is and shall remain the property of the Company. By way of example but not limitation, such Confidential Information shall not be used by me for any purpose not related to the business interests of the Company, nor shall I disclose any such information for reasons not related to the business interests of the Company, even in the course of casual discussions, to any person or entity, whether during the term of my employment at the Company or thereafter. If at any time I become aware of any unauthorized use, disclosure or communication of such Confidential Information, I agree to immediately inform management of the Company of such use, disclosure or communication. The terms of this paragraph are in addition to, and not in lieu of, any common law, statutory, contractual or other obligations that I may have.

4. No Solicitation of Employees. I agree that, during my employment I have been provided with trade secret information about the Company employees. Such information includes, but is not limited to, information as to their qualifications, job duties, salaries,

Exhibit “B”

performance history and the marketing opportunities these employees present for a firm such as the Company. I agree that that for a period of one (1) year after the termination of my employment, whether voluntary or involuntary, I will not solicit, entice, encourage, attempt or cause, directly or indirectly, any employee to leave the employment of the Company using any Confidential Information which I have received while employed at the Company.

5. No Solicitation of Customers. I agree that during my employment by the Company, I have been provided with trade secret information about Customers of the Company. Such information includes but is not limited to information about Customer identities, Customer accounts, Customer accountancy history, Customer financial needs, Customer reports and Customer finances. I agree that for a period of one (1) year after the termination of my employment, whether voluntary or involuntary, I will not solicit or attempt to solicit, either for myself or for any other person, firm or corporation, any of the Company’s Customers using any Confidential Information which I have received while employed at the Company.

6. No Removal of Confidential Information. I agree that I shall not remove, reproduce, summarize or copy any Confidential Information except as expressly required by the Company in order to enable me to perform my duties. I agree to return immediately to the Company all Confidential Information in my possession or control, including duplicates, when I leave its employ or whenever management may otherwise require that such Confidential Information be returned.

7. Injunctive Relief. I acknowledge that this Confidentiality Agreement is necessary and reasonable to protect the Company’ Confidential Information and good will and, further, that a breach or threatened breach of any provision of this Confidentiality Agreement by me or at my direction will cause great and irreparable harm to the Company for which it shall have no adequate remedy at law. Therefore, in addition to any other rights and remedies the Company may have, I agree that the Company, shall be entitled to obtain injunctive and other equitable relief to prevent a breach or continued breach of this Confidentiality Agreement. I acknowledge that this Confidentiality Agreement shall be specifically enforceable in accordance with its terms. I further acknowledge that any breach of any of the terms and conditions of this Confidentiality Agreement while I am employed by the Company may result in the immediate termination of my employment.

8. Effective Date. I understand that this Confidentiality Agreement is effective as of the date I first acquired knowledge of any Confidential Information.

9. Survival of Agreement. The ending of my employment with the Company, for whatever reason, shall not affect the Company’s rights or my obligations under this Confidentiality Agreement, all of which shall survive the ending of my employment with the Company.

10. Modification of Agreement. This Confidentiality Agreement may only be modified by a writing signed by me and the Chairman of the Board of the Company.

B-2

11. Severability. If for any reason any provision of this Confidentiality Agreement is adjudged by a court of competent jurisdiction or by an arbitrator to be unenforceable, such adjudication shall in no way affect any other provision of this Confidentiality Agreement or the validity or enforcement of the remainder of the Confidentiality Agreement, and the provision affected shall be curtailed only to the extent necessary to bring it within the applicable requirements of the law.

12. Governing Law and Arbitration. This Confidentiality Agreement shall be construed in accordance with and governed by the laws of the State of California. Any dispute regarding this Agreement or a breach thereof shall be subject to mandatory final and binding arbitration in Los Angeles County according to the rules of the American Arbitration Association, and pursuant to the terms of a Mutual Agreement to Arbitrate Claims which has been executed between me and the Company prior to or concurrently herewith. The arbitrator shall have the authority to order injunctive and/or other equitable relief.

13. Costs and Attorneys’ Fees. In the event that either party to the Confidentiality Agreement files a claim for arbitration, to enforce the terms hereof or to declare a party’s rights hereunder, the prevailing party in such action shall be entitled to an award of costs and reasonable attorney’s fees, to be paid by the losing party in such amount as may be determined by the arbitrator having jurisdiction in such action.

14. Acknowledgment of Reading. I acknowledge, represent and warrant to the Company that I have received a copy of this Confidentiality Agreement, that I have read and understood this Confidentiality Agreement, that I have had the opportunity to seek the advice of legal counsel before signing this Confidentiality Agreement and that I have either sought such counsel or have voluntarily decided not to do so.

I UNDERSTAND THIS AGREEMENT AND AGREE TO ABIDE BY ALL OF ITS TERMS.

Dated: January 29, 2007	/s/ Jae Whan Yoo
Jae Whan Yoo

B-3

MUTUAL AGREEMENT TO ARBITRATE CLAIMS

I recognize that differences may arise between Center Bank and/or Center Financial Corporation (collectively the “Company”) and me during or after my employment with the Company and that those differences may or may not be related to my employment. I understand and agree that by entering into this Mutual Agreement to Arbitrate Claims (the “Agreement”) both the Company and I anticipate gaining the benefits of the speedy, impartial dispute resolution procedure offered by arbitration.

I understand that any reference in this Agreement to the Company will be a reference to the Company and all of its past and present partners, officers, directors and employees and the Company; all subsidiary and affiliate entities, all benefit plans, the benefit plans’ sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them.

1. Claims Covered by this Agreement. The Company and I agree to resolve, by arbitration, to the fullest extent permitted by law, all claims or controversies, except as excluded in paragraph 2 below, involving the Company and any of its past or present owners, partners, officers, employees or agents, whether or not those claims or controversies arise out of my employment with the Company or the termination of my employment (“Claims”). The Claims covered by this Agreement include, but are not limited to, claims for wages, bonuses, commissions or any other form of compensation; claims for breach of any contract, express or implied; tort claims; claims for discrimination or harassment, including but not limited to discrimination or harassment based on race, sex, religion, national origin, age, marital status, physical or mental disability, medical condition or sexual orientation; claims for benefits, except as excluded in the following paragraph; and all claims for violation by either the Company or me of any federal, state or other governmental law, statute, ordinance, Executive Order or regulation.

2. Claims not Covered by the Agreement. This Agreement does not apply to or cover claims by me for workers’ compensation benefits or unemployment compensation benefits; claims based upon an employee pension or benefit plan, the terms of which contain an arbitration or other dispute resolution procedure, in which case the provisions of such plan shall control.

3. Required Notice of Claim. If either the Company or I has a dispute which we wish to resolve, written notice of the dispute must be given to the other party within the applicable statute of limitations period on which the claim is based; otherwise, the claim shall be void and deemed waived. Written notice to the Company shall be sent by certified or registered mail, return receipt requested, to the attention of the President of the Company, 3435 Wilshire Boulevard, Los Angeles, California 90010. Written notice to me shall be sent by certified or registered mail, return receipt requested, to the last address recorded in my personnel file. The written notice must identify and describe the nature of all claims asserted, the facts upon which such claims are based, the amount in controversy and the remedy sought.

4. Arbitration Procedures. The Company and I agree that, except as provided in this Agreement, any arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) before an arbitrator who is a retired judge (the “Arbitrator”). The arbitration shall take place in or near the city in which I am or was last employed by the Company.

The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Arbitrator shall determine which rules of evidence shall apply. The Arbitrator, and not any federal, state or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitrator’s decision shall be final and binding upon the parties, except as provided in this agreement.

The Arbitrator shall have the authority to order such discovery as the Arbitrator deems necessary for either party to effectively vindicate the parties’ respective statutory rights. The Arbitrator shall have the jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the applicable rules of civil procedure.

Exhibit “C”

Either the Company or I, upon our request at the close of the hearing, shall be permitted to file a post-hearing brief. The time for the filing of any such brief shall be set by the Arbitrator.

Either the Company or I may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, both the Company and I agree that neither of us shall initiate nor prosecute any lawsuit or administrative action (other than an administrative charge of discrimination) in any way related to any claim covered by this Agreement.

The Arbitrator shall render a written award and opinion in the form typically rendered in labor arbitrations. The award shall specify the reasons for the decision.

The Arbitrator’s remedial authority shall be no greater nor less than that which is available under the statutory or common law theory asserted. The decision of an Arbitrator on any claim submitted to arbitration as provided in this Agreement shall be final and binding upon the Company and me.

5. Arbitration Fees and Costs. The Company shall pay the fees of the arbitrator. Both the Company and I shall pay our own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim that affords attorneys’ fees to the prevailing party, or if there is a written employment agreement providing for attorneys’ fees, the Arbitrator may award reasonable fees to the prevailing party.

6. Interstate Commerce. I understand and agree that the Company is engaged in transactions involving interstate commerce and that my employment involves such commerce.

7. Requirements for Modification or Revocation. This Agreement can only be revoked or modified by a writing signed by the President of the Company and me which specifically states an intent by both of us to revoke or modify this Agreement.

8. Sole and Entire Agreement. This is the complete agreement between the Company and me on the subject of the arbitration of disputes (except for any arbitration agreement in connection with any pension or benefit plan). This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject. Neither the Company nor I is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement except as specifically set forth in this Agreement.

9. Construction. If any provision of this Agreement is determined to be void or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement.

10. Consideration. The promises by the Company and by me to arbitrate claims, rather than to litigate them, provide consideration for each other.

11. Survival of Provisions. This Agreement to arbitrate shall survive the termination of my employment and shall apply to any Claims whether they arise or are made during or after the ending of my employment or other relationship with the Company.

C-2

The Company and I acknowledge that we have both carefully read this Agreement, that all understandings between me and the Company relating to the subject matter of arbitration are contained in it, that our respective signatures on this Agreement mean that both the Company and I are giving up our rights to a jury trial and to a trial in a court of law, and that we have both entered into this Agreement voluntarily and not in reliance on any premises or representations other than those contained in this Agreement. The Company and I further acknowledge that we have had an opportunity to discuss this Agreement with attorneys of our choice prior to signing it and we have used that opportunity to the extent we wish to do so.

The undersigned have signed this Agreement as of the date below.

CENTER BANK

By:	/s/ Peter Y.S. Kim
Its: Chairman of the Board
Date: January 29, 2007

CENTER FINANCIAL CORPORATION

By:	/s/ Peter Y.S. Kim
Its: Chairman of the Board
Date: January 29, 2007

EMPLOYEE

/s/ Jae Whan Yoo
Signature of Employee

Jae Whan Yoo
Print Name of Employee

Date: January 29, 2007

C-3